Prospectus Supplement No. 6                     Filed pursuant to Rule 424(b)(3)
to Prospectus dated March 6, 2000                     Registration No. 333-31354



                                 ALKERMES, INC.

          $250,000,000 3 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                        1,845,018 SHARES OF COMMON STOCK


     This prospectus supplement supplements the information contained in the prospectus of Alkermes, Inc. dated March 6, 2000, as supplemented by Prospectus Supplement No. 1 dated March 10, 2000, Prospectus Supplement No. 2 dated March 17, 2000, Prospectus Supplement No. 3 dated March 24, 2000, Prospectus Supplement No. 4 dated April 5, 2000, and Prospectus Supplement No. 5 dated April 13, 2000 relating to the potential resale from time to time of the 3 3/4% Convertible Subordinated Notes due 2007 of Alkermes and the resale of shares of common stock of Alkermes issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

     The following table supplements the information set forth in the prospectus under the caption "Selling Securityholders" with respect to the selling securityholders and the respective principal amount of notes which are beneficially owned and may be sold by each selling securityholder, and the number of shares of common stock that may be sold by the selling securityholders pursuant to this prospectus, as amended or supplemented:

                                                                      Number of Shares of
                                                                      Common Stock Issued
                                             Principal Amount of      Upon Conversion of the
                                             Notes Beneficially       Notes that May be
                                             Owned and Offered        Offered (2)

Name of Selling Securityholder (1)

Amoco Corporation Master Trust                   $  614,000                    4,531
Hotel Union & Hotel Industry of Hawaii              260,000                    1,918
ITG Inc.                                            112,000                      826
Jefferies & Co. INCE                                  6,000                       44
Lincoln National Convertible Securities Fund      2,500,000                   18,450
Minnesota Bakers Union Pension Fund                  27,000                      199
The Estate of James Campbell                        557,000                    4,110
Tracor, Inc. Employees Retirement Plan               90,000                      664
Viacom Pension Plan Master Trust                     34,000                      250

(1) The information set forth herein is as of April 21, 2000 and will be updated as required.

(2) Assumes conversion of the full principal amount of the notes held by such holder at the initial conversion price of $135.50 per share of common stock.




            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 21, 2000